Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

November 18, 2006

among

     PHELPS DODGE CORPORATION,

FREEPORT-MCMORAN COPPER & GOLD INC.

and

PANTHER ACQUISITION CORPORATION

TABLE OF CONTENTS

PAGE

			ARTICLE 1
			DEFINITIONS

Section	1.01	.	Definitions	1
Section	1.02	.	Other Definitional and Interpretative Provisions	9

			ARTICLE 2
			THE MERGER

Section	2.01	.	The Merger	10
Section	2.02	.	Conversion of Shares	10
Section	2.03	.	Surrender and Payment	11
Section	2.04	.	Stock Options	12
Section	2.05	.	Adjustments	13
Section	2.06	.	Fractional Shares	14
Section	2.07	.	Withholding Rights	14
Section	2.08	.	Lost Certificates	14

			ARTICLE 3
			THE SURVIVING CORPORATION

Section	3.01	.	Certificate of Incorporation	14
Section	3.02	.	Bylaws	14
Section	3.03	.	Directors and Officers	15

			ARTICLE 4
			REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section	4.01	.	Corporate Existence and Power	15
Section	4.02	.	Corporate Authorization	15
Section	4.03	.	Governmental Authorization	16
Section	4.04	.	Non-contravention	16
Section	4.05	.	Capitalization	16
Section	4.06	.	Subsidiaries	17
Section	4.07	.	SEC Filings and the Sarbanes-Oxley Act	18
Section	4.08	.	Financial Statements	19
Section	4.09	.	Disclosure Documents	20
Section	4.10	.	Absence of Certain Changes	20
Section	4.11	.	No Undisclosed Material Liabilities	23
Section	4.12	.	Compliance with Laws and Court Orders; Permits	23
Section	4.13	.	Litigation	24
Section	4.14	.	Finders’ Fees	24
Section	4.15	.	Opinion of Financial Advisor	24
Section	4.16	.	Taxes	24

i

Section	4.17	.	Employee Benefit Plans	26
Section	4.18	.	Environmental Matters	27
Section	4.19	.	Agreements, Contacts and Commitments	28
Section	4.20	.	Property and Title	28
Section	4.21	.	Mineral Reserves and Resources	29
Section	4.22	.	Operational Matters	29
Section	4.23	.	Insurance	30
Section	4.24	.	Intellectual Property	30
Section	4.25	.	Sale of Certain Subsidiary Shares	30
Section	4.26	.	Antitakeover Statutes and Rights Agreement	31

			ARTICLE 5
			REPRESENTATIONS AND WARRANTIES OF PARENT

Section	5.01	.	Corporate Existence and Power	31
Section	5.02	.	Corporate Authorization	32
Section	5.03	.	Governmental Authorization	32
Section	5.04	.	Non-contravention	32
Section	5.05	.	Capitalization	33
Section	5.06	.	Subsidiaries	34
Section	5.07	.	SEC Filings and the Sarbanes-Oxley Act	35
Section	5.08	.	Financial Statements	36
Section	5.09	.	Disclosure Documents	36
Section	5.10	.	Absence of Certain Changes	37
Section	5.11	.	No Undisclosed Material Liabilities	40
Section	5.12	.	Compliance with Laws and Court Orders; Permits	40
Section	5.13	.	Litigation	40
Section	5.14	.	Finders’ Fees	41
Section	5.15	.	Opinion of Financial Advisor	41
Section	5.16	.	Taxes	41
Section	5.17	.	Employee Benefit Plans	42
Section	5.18	.	Environmental Matters	43
Section	5.19	.	Agreements, Contacts and Commitments	44
Section	5.20	.	Property and Title	44
Section	5.21	.	Mineral Reserves and Resources	45
Section	5.22	.	Operational Matters	45
Section	5.23	.	Insurance	45
Section	5.24	.	Intellectual Property	46
Section	5.25	.	Aggregate Cash Consideration	46
Section	5.26	.	Contracts of Work	46
Section	5.27	.	Sale of Certain Subsidiary Shares	47

			ARTICLE 6
			COVENANTS OF THE COMPANY

Section	6.01	.	Conduct of the Company	47
Section	6.02	.	Tax Matters	50

Section	6.03	.	Voting of Parent Stock	50
Section	6.04	.	Company Employee Plans	50

			ARTICLE 7
			COVENANTS OF PARENT

Section	7.01	.	Conduct of Parent	50
Section	7.02	.	Obligations of Merger Subsidiary	53
Section	7.03	.	Voting of Shares	53
Section	7.04	.	Director and Officer Liability	53
Section	7.05	.	Stock Exchange Listing	54
Section	7.06	.	Employee Matters	54
Section	7.07	.	Certain Corporate Governance Matters	55

			ARTICLE 8
			COVENANTS OF PARENT AND THE COMPANY

Section	8.01	.	Reasonable Best Efforts	56
Section	8.02	.	Certain Filings	57
Section	8.03	.	Joint Proxy Statement; Registration Statement	57
Section	8.04	.	Company Shareholder Meeting	59
Section	8.05	.	Parent Stockholder Meeting	59
Section	8.06	.	No Solicitation; Opportunity To Match	59
Section	8.07	.	Public Announcements	64
Section	8.08	.	Further Assurances	64
Section	8.09	.	Access to Information	64
Section	8.10	.	Notices of Certain Events	65
Section	8.11	.	Affiliates	65
Section	8.12	.	Section 16 Matters	65
Section	8.13	.	Control of Operations	66

			ARTICLE 9
			CONDITIONS TO THE MERGER

Section	9.01	.	Conditions to the Obligations of Each Party	66
Section	9.02	.	Conditions to the Obligations of Parent and Merger Subsidiary	66
Section	9.03	.	Conditions to the Obligations of the Company	67

			ARTICLE 10
			TERMINATION

Section	10.01	.	Termination	68
Section	10.02	.	Effect of Termination	69

			ARTICLE 11
			MISCELLANEOUS

Section	11.01	.	Notices	69
Section	11.02	.	Survival of Representations and Warranties	71
Section	11.03	.	Amendments and Waivers	71
Section	11.04	.	Fees And Expenses	71
Section	11.05	.	Disclosure Letters	75
Section	11.06	.	Binding Effect; Benefit; Assignment	76
Section	11.07	.	Specific Performance	76
Section	11.08	.	Governing Law	77
Section	11.09	.	Jurisdiction	77
Section	11.10	.	WAIVER OF JURY TRIAL	77
Section	11.11	.	No Personal Liability	77
Section	11.12	.	Counterparts; Effectiveness	77
Section	11.13	.	Entire Agreement	77
Section	11.14	.	Severability	78

Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 18, 2006 among Phelps Dodge Corporation, a New York corporation (the “Company”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Parent”), and Panther Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

     WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have approved and deemed it advisable that the respective shareholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of Parent has approved and deemed it advisable that the stockholders of Parent approve the Parent Stock Issuance (as defined below) and the Parent Charter Amendment (as defined below); and

     WHEREAS, Parent, in its capacity as sole shareholder of Merger Subsidiary, has agreed to approve and adopt this Agreement and the Merger by unanimous written consent in accordance with the requirements of New York Law as provided for herein and shall approve and adopt this Agreement and the Merger immediately after the execution of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2006 set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006.

     “Company Balance Sheet Date” means September 30, 2006.

     “Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

     “Company Employee Plans” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any U.S. employee or former U.S. employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

     “Company International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Company Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

     “Company Preferred Stock Purchase Rights” means the rights issued by the Company pursuant to the Company Preferred Stock Purchase Rights Agreement, as adjusted pursuant to the terms thereof.

     “Company Preferred Stock Purchase Rights Agreement” means the 1998 Rights Agreement dated February 5, 1998 between the Company and Chase Manhattan Bank.

     “Company Stock” means the Common Shares, $6.25 par value, of the Company, together with the associated Company Preferred Stock Purchase Rights.

     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

     “Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

     “Confidentiality Agreement” means the Confidentiality and Standstill Agreement dated and effective as of November 6, 2006 between the Company and Parent.

     “Delaware Law” means the General Corporation Law of the State of Delaware.

     “EC Merger Regulation” means Council Regulation (EC) No 139/2004 of 20 January 2004.

     “Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other Third Party, relating to human health as it relates to exposure to Hazardous Substances, the environment, mining closure, reclamation, or closeout and related financial assurance requirements or the regulation of hazardous or toxic substances and wastes.

     “Environmental Permits” means all Permits of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the relevant entity.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “GAAP” means generally accepted accounting principles in the United States.

     “Governmental Authority” means any transnational, domestic or foreign national, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “In The Money Amount” means, with respect to a stock option at any time, the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the stock option.

     “Intellectual Property” means all federal, state, provincial, foreign and multinational intellectual and industrial property rights, including without limitation, all (i) patents; (ii) copyrights; (iii) trademarks and service marks, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (iv) Internet domain names; (v) trade secrets; and (vi) all registrations, applications, and recordings related to the foregoing.

     “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the relevant party or its Subsidiaries or licensed or leased by the relevant party or its Subsidiaries pursuant to written agreement (excluding any public networks).

     “knowledge” means (i) in respect of Parent, the actual knowledge of the persons listed in Section 1.01(a) of the Parent Disclosure Letter and (ii) in respect of the Company, the actual knowledge of persons listed in Section 1.01(a) of the Company Disclosure Letter.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Material Adverse Effect” means, with respect to each party, any fact, change, event, occurrence or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such party and its Subsidiaries, taken as a whole, other than any such fact, change, event, occurrence or effect relating to (i) the announcement of the execution of this Agreement or the transactions contemplated hereby, (ii) changes, circumstances or conditions generally affecting the mining industry, (iii) changes in general economic conditions in the United States, (iv) changes in any of the principal markets served by such party’s business generally or shortages or price changes with respect to raw materials, metals or other products (including copper, gold and molybdenum) used or sold by that party, (v) changes in generally Applicable Laws (other than orders, judgments or decrees against such party or any of its Subsidiaries or changes having a materially disproportionate effect on such party in comparison to other international mining companies) or (vi) changes in GAAP; provided that in no event shall (i) a change in the trading prices of a party’s equity securities, or (ii) any failure by a party to meet any internal or published projections, forecasts or revenue or synergy or earnings predictions (collectively “Estimates”) by itself, be deemed to constitute a Material Adverse Effect (it being understood that the foregoing shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change in trading prices or Estimates independently constitutes a Material Adverse Effect).

     “Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) of ERISA.

     “New York Law” means the Business Corporation Law of the State of New York.

     “1991 Contract of Work” means the Contract of Work, dated December 30, 1991, between the Government of the Republic of Indonesia and P.T. Freeport Indonesia Company.

     “1994 Contract of Work” means the Contract of Work, dated August 15, 1994, between the Government of the Republic of Indonesia and P.T. Irja Eastern Minerals Corporation.

     “1933 Act” means the Securities Act of 1933.

     “1934 Act” means the Securities Exchange Act of 1934.

     “Parent Balance Sheet” means the consolidated balance sheet of Parent as of September 30, 2006 set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006.

     “Parent Balance Sheet Date” means September 30, 2006.

     “Parent Charter Amendment” means the amendment of Parent’s certificate of incorporation to (i) increase the number of shares of Parent Stock authorized thereunder to 700,000,000, (ii) rename the Parent Stock from “Class B common stock” to “common stock” and (iii) delete the provisions and references to the previously designated classes and series of Parent Preferred Stock of which no shares are outstanding as of the date hereof (other than the Series A Participating Cumulative Preferred Stock).

     “Parent Disclosure Letter” means the Disclosure Letter dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

     “Parent Employee Plans” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Parent or any ERISA Affiliate and covers any U.S. employee or former U.S. employee of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability.

     “Parent International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Parent Employee Plan, (ii) is entered into, maintained, administered or contributed to by Parent or any of its Affiliates and (iii) covers any employee or former employee of Parent or any of its Subsidiaries.

     “Parent Preferred Stock Purchase Rights” means the rights issued by Parent pursuant to the Parent Preferred Stock Purchase Rights Agreement, as adjusted pursuant to the terms thereof.

     “Parent Preferred Stock Purchase Rights Agreement” means the Rights Agreement dated May 3, 2000 between Parent and ChaseMellon Shareholder Services, L.L.C., as amended.

     “Parent Stock” means the Class B common stock, $0.10 par value, of Parent, together with the associated Parent Preferred Stock Purchase Rights (it being understood that such Class B common stock may be renamed pursuant to the Parent Charter Amendment).

     “Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

     “party” means a party to this Agreement, and “parties” means the parties to this Agreement, collectively.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Proprietary Subject Matter” means: (i) all information (whether or not protectable by patent, copyright, mask work or trade secret rights) not generally known to the public, including know-how and show-how, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, specifications, technical manuals and data, libraries, blueprints, drawings, product information, development work-in-process, inventions and trade secrets; (ii) patentable subject matter, patented inventions and inventions subject to patent applications; (iii) industrial models and industrial designs; (iv) works of authorship, software and copyrightable subject matter; (v) mask works; and (vi) trademarks, trade names, service marks, brand names, corporate names, emblems, logos, trade dress, domain names, insignia and related marks.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

     “SEC” means the Securities and Exchange Commission.

     “Stock Option Exchange Ratio” means the sum of (i) 0.67 plus (ii) the quotient of (A) the Cash Consideration divided by (B) the closing price of a share of Parent Stock on the New York Stock Exchange on the trading day immediately preceding the Effective Time.

     “Subsidiary” means with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent, the Company or any of their respective Affiliates.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	8.06
Adjusted Option	2.04
Adjusted Option Exercise Price	2.04
Agreement	Preamble

Term	Section
Capex Budget	4.10
Certificates	2.03
Cash Consideration	2.02
Change in Recommendation	8.06
Citigroup	4.14
Company	Preamble
Company Board Recommendation	4.02
Company Employees	7.06
Company Insurance Policies	4.23
Company Intellectual Property	4.23
Company Preferred Stock	4.05
Company SEC Documents	4.07
Company Securities	4.05
Company Shareholder Approval	4.02
Company Shareholder Meeting	8.04
Company Stock Option	2.04
Company Subsidiary Securities	4.06
Company Termination Fee	11.04
Company-Used Proprietary Subject Matter	4.23
Contract of Work	5.26
Effective Time	2.01
Employee Plans	4.17
End Date	10.01
Estimates	1.01
Exchange Agent	2.03
Expenses	11.04
Indemnified Person	7.04
Infringe	4.23
internal controls	4.07
Joint Proxy Statement	4.09
J.P. Morgan	5.14
Material Company Contract	4.19
Material Parent Contract	5.19
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Merrill Lynch	5.14
Morgan Stanley	4.14
No-Shop Party	8.06
Parent	Preamble
Parent Board Recommendation	5.02
Parent Insurance Policies	5.23
Parent Intellectual Property	5.24
Parent Preferred Stock	5.05
Parent SEC Documents	5.07

Term	Section
Parent Securities	5.05
Parent Stock Consideration	2.02
Parent Stock Issuance	5.02
Parent Stock Option	5.10
Parent Stockholder Approval	5.02
Parent Stockholder Meeting	8.05
Parent Subsidiary Securities	5.06
Parent Termination Fee	11.04
Parent-Used Proprietary Subject Matter	5.24
Permits	4.12
Prior Plan	7.06
Registration Statement	4.09
Successor Plan	7.06
Superior Proposal	8.06
Surviving Corporation	2.01
Tax	4.16
Taxing Authority	4.16
Tax Return	4.16
Tax Sharing Agreements	4.16
Title IV Plan	4.17
Uncertificated Shares	2.03

     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2
THE MERGER

     Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with New York Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

     (b) Promptly after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger with the New York Department of State and make all other filings or recordings required by New York Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the New York Secretary of State (or at such later time as may be specified in the certificate of merger).

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes and shall assume and be liable for all of the liabilities, obligations and penalties of the Company and Merger Subsidiary, all as provided under New York Law.

     Section 2.02. Conversion of Shares. At the Effective Time,

     (a) except as otherwise provided in Section 2.02(b), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.67 shares of Parent Stock (together with the cash in lieu of fractional shares of Parent Stock as specified below, the “Parent Stock Consideration”), and (ii) an amount in cash equal to $88.00, without interest (the “Cash Consideration”). The Parent Stock Consideration and the Cash Consideration shall be referred to collectively herein as the “Merger Consideration”;

     (b) each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange, such letter of transmittal to be in such form and have such other provisions as Parent and the Company shall reasonably agree.

     (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities.

     Section 2.04. Stock Options. (a) Except as provided in Section 2.04(b), the terms of each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute a fully vested option (each, an “Adjusted Option”) to acquire, on the same terms and conditions, other than vesting, as were applicable under such Company Stock Option, the number of shares of Parent Stock equal to the product of (i) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Stock Option Exchange Ratio. The exercise price per share of Parent Stock subject to any such Adjusted Option (the “Adjusted Option Exercise Price”) will be an amount (rounded up to the nearest one hundredth of a cent) equal to the quotient of (A) the exercise price per share of Company Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Stock Option

Exchange Ratio; provided that the exercise price otherwise determined shall be increased to the extent, if any, required to ensure that the In The Money Amount of the Adjusted Option immediately after the adjustment is equal to the In The Money Amount of the corresponding Company Stock Option immediately prior to the exchange. Notwithstanding the foregoing, the exercise price of, and number of shares subject to, (i) each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code, and (ii) (x) any fractional share of Parent Stock resulting from an aggregation of all the shares of a holder subject to any Company Stock Option shall be rounded down to the nearest whole share and (y) for any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

     (b) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain any necessary consents from holders of options to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04.

     (c) Parent shall take such actions as are necessary for the assumption of the Company Stock Options pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock, as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to the Company Stock Options and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Options (and to maintain the current status of the prospectus contained therein) for so long as such Company Stock Options remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Parent shall use all reasonable efforts to administer the Company Stock Options assumed pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the Company Stock Options complied with such rule prior to the Merger.

     Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.06. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the New York Stock Exchange on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

     Section 2.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

     Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to Section 11.05, except as set forth in the Company Disclosure Letter or as disclosed in the Company SEC Documents filed on or after December 31, 2005 and before the date of this Agreement, the Company represents and warrants to Parent that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). This Agreement constitutes a valid and binding agreement of the Company.

     (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, and declared the Merger and this Agreement to be advisable, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03) to recommend that the Company’s shareholders grant the Company Shareholder Approval (such recommendation, the “Company Board Recommendation”).

     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the New York Department of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, the EC Merger Regulation and other Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (iv) the New Jersey Industrial Site Recovery Act and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

     Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under (A) any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (B) any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

     Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Stock and (ii) 6,000,000 preferred shares, par value of $1.00 per share (“Company Preferred Stock”), of which 400,000 are designated Junior Participating Cumulative Preferred Shares, and 2,000,000 are designated 6.75% Series A Mandatory Convertible Preferred Shares. As of November 17, 2006, there were outstanding 204,013,135 shares of Company Stock including 1,540,959 shares of restricted stock, no shares of

Company Preferred Stock, employee stock options to purchase an aggregate of 529,254 shares of Company Stock (of which options to purchase an aggregate of 183,824 shares of Company Stock were exercisable) and 130,655 deferred stock units payable in cash or Company Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any compensatory plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary or Affiliate owns any shares of capital stock of the Company. For each officer of the Company subject to Section 16 of the 1934 Act, Section 4.05 of the Company Disclosure Letter contains a complete and correct list of each outstanding employee stock option to purchase shares of Company Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Stock subject thereto.

     (b) Except as set forth in this Section 4.05, and for changes since November 17, 2006 resulting from the exercise of employee stock options, the issuance of Common Stock or the payment of cash in accordance with the settlement of deferred share units and the grant of equity-based awards in the ordinary course of business consistent with past practices, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate, partnership or similar powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. All Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act) of the Company and their respective jurisdictions of organization are identified in the Company 10-K. Neither the Company nor its Subsidiaries directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than a Subsidiary of the Company).

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 pursuant to Sections 13(a) and 15(d) of the 1934 Act. The Company has made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”). For the purposes of this Agreement, a document will be deemed available if it is accessible on-line through the SEC’s EDGAR system as of the date hereof. None of the Company’s Subsidiaries is required to file any other reports or documents with the SEC. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Company SEC Documents.

     (b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act.

     (d) The Company and its Subsidiaries maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2003.

     (e) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     (f) Since January 1, 2004, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

     Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any related notes thereto) of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any unaudited interim financial statements), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 4.09. Disclosure Documents. The information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable in the Parent Stock Issuance will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Company shareholders and Parent stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement”) shall not, on the date the Joint Proxy Statement, and any amendments or supplements thereto, is first mailed to the shareholders of the Company and the stockholders of Parent, at the time of the Company Shareholder Approval, or at the time of the Parent Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by Parent or any of its representatives specifically for use or incorporation by reference therein.

     Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

     (b) Since the Company Balance Sheet Date through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been:

     (i) any amendment of the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company;

     (ii) any splitting, combination or reclassification of any shares of capital stock of the Company or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (A) the cashless exercise of Company Stock Options in accordance with the terms thereof, (B) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof and (C) regular quarterly cash dividends with customary record and payment dates on the shares of Company Stock not in excess of $0.20 per share per quarter;

     (iii) (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (1) the issuance of any shares of the Company Stock upon the exercise of Company Stock Options or in settlement of any deferred share units, in either case in accordance with the terms of the compensatory plans and other instruments governing the exercise of such Company Stock Options or the settlement of such deferred share units, (2) the grant of equity-based awards in the ordinary course of business consistent with past practices and (3) the issuance of any Company Subsidiary Securities to the Company or any other Subsidiary or (B) amendment of any term of any Company Security (in each case, whether by merger, consolidation or otherwise other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder);

     (iv) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company or any of its Subsidiaries, except for those incurred in the ordinary course of business consistent with past practice;

     (v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any material business;

     (vi) any sale, lease, license (as licensor or licensee), assignment, encumbrance or other transfer in one transaction or any series of related transactions, of any material assets or material rights, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practices;

     (vii) other than in the ordinary course of business consistent with past practice or in connection with actions permitted by Section 4.10(b)(iv), the making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person;

     (viii) (A) the creation, incurrence or assumption by the Company or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices, or (B) the pre-payment by the Company or any of its Subsidiaries of any material long-term indebtedness for borrowed money;

     (ix) the entering into of (A) any copper hedging transactions or (B) any other hedging transactions other than in the ordinary course of business consistent with past practice;

     (x) (A) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (B) the entering into, amendment or modification in any material respect or termination of any Material Company Contract or waiver, release or assignment of any material rights, claims or benefits of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

     (xi) (A) With respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual base salary exceeds $200,000, (1) the grant or increase of any severance or termination pay (or amendment of any existing severance pay or termination arrangement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder) or (2) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder), (B) any general increase in benefits payable under any existing severance or termination pay policies, (C) the establishment, adoption or amendment (except as required by Applicable Law or to address the application of Section 409A of the Code) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other similar benefit plan or arrangement or (D) any increase in compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, other than, in the case of each of clauses (B)-(D), in the ordinary course of business consistent with past practice;

     (xii) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees;

     (xiii) any change in the Company’s methods of accounting in any material respect, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

     (xiv) except as required by Applicable Law or any contract or other written agreement entered into prior to the date hereof, any material funding (or setting aside of material funds for the purpose of funding) of any non-qualified pension, environmental or other contingent liability; or

     (xv) any settlement, or offer or proposal to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby.

     Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

     (a) liabilities or obligations fully reflected or reserved against in the Company Balance Sheet or described in the notes thereto;

     (b) liabilities or obligations disclosed in any Company SEC Document filed after December 31, 2005 and prior to the date of this Agreement;

     (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and

     (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

     Section 4.12. Compliance with Laws and Court Orders; Permits. (a) The Company and each of its Subsidiaries is and has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

     (b) Each of the Company and its Subsidiaries owns, possesses or has obtained, and is in compliance with, all licenses, permits, franchises, certificates, approvals or other similar authorizations (“Permits”) of or from any Governmental Authority necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

     Section 4.13. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. No judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator is outstanding against the Company or any of its Subsidiaries or their respective properties that has had or would reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.14. Finders’ Fees. Except for Citigroup Global Markets, Inc. (“Citigroup”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”), a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 4.15. Opinion of Financial Advisor. The Company has received the opinions of Citigroup and Morgan Stanley, financial advisors to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Stock pursuant to this Agreement is fair to such holders from a financial point of view.

     Section 4.16. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company:

     (a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) or has withheld and timely remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

     (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 1996 have been examined and closed or are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

     (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

     (g) “Tax” means (i) all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding) together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

     Section 4.17. Employee Benefit Plans. (a) No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Company Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that will not have a Material Adverse Effect with respect to the Company, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Company Employee Plan. Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any material liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

     (b) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, no material events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under the Code.

     (c) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005.

     (d) All contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

     (e) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan before any Governmental Authority that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company.

     (f) Each Company International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Company International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

     (g) Section 4.17(g) of the Company Disclosure Letter contains a list of each Company executive officer or other key employee with whom the Company has entered into an agreement that provides for certain termination benefits specifically related to the occurrence of a change of control of the Company, and identifies the estimated aggregate costs of the payments and benefits that would be payable in connection with a qualifying termination pursuant to such agreements.

     Section 4.18. Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company:

     (i) no written notice, notification, demand, request for information, citation, summons or order has been received by and no penalty has been assessed against the Company or any of its Subsidiaries relating to or arising out of any Environmental Law;

     (ii) no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any

Governmental Authority or other Person relating to the Company or any Subsidiary which allege a violation of, or liability under, any Environmental Law;

     (iii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits; and

     (iv) there are no investigation or clean up liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under any Environmental Law or relating to any Hazardous Substance.

     Section 4.19. Agreements, Contacts and Commitments. The Company has disclosed to Parent (prior to the date hereof with respect to contracts existing on the date hereof) each material contract, agreement, arrangement or understanding to which the Company and each of its Subsidiaries is a party (each, a “Material Company Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (i) each of the Material Company Contracts is valid and in full force and effect, unamended, and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Company Contract, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Company Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms and conditions of any of the Material Company Contracts. Neither the Company nor any Subsidiary of the Company is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.

     Section 4.20. Property and Title. Except for only such failures as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company, applying customary standards in the United States mining industry, each of the Company and its Subsidiaries has, to the extent necessary to permit the operation of their respective businesses as presently conducted: (a) sufficient title, clear of any title defect or Lien to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and (b) good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, mining claims, concessions or licenses from landowners or authorities permitting the use of land by the Company and its Subsidiaries. The Company and its Subsidiaries hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as disclosed in Company SEC Documents, except to the extent that a failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company. Except for such failures of title or liens and royalty burdens that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company, all mineral rights held by the Company and its Subsidiaries are free and clear of all Liens and royalty burdens. None of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business and which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company.

     Section 4.21. Mineral Reserves and Resources. The estimated proven and probable mineral reserves disclosed in the Company SEC Documents as of December 31, 2005 have been prepared and disclosed in all material respects in accordance with all Applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of the Company and its Subsidiaries, taken as a whole, from the amounts disclosed in Company SEC Documents.

     Section 4.22. Operational Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company:

     (a) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of the Company and its Subsidiaries have been properly and timely paid;

     (b) all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of the Company and its Subsidiaries have been duly paid, performed, or provided for prior to the date hereof;

     (c) all (i) mines where the Company or a Subsidiary of the Company is the operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-Applicable Laws, (ii) mines located in or on the lands of the Company or any Subsidiary, or lands pooled or unitized therewith, which have been abandoned by the Company or any Subsidiary, have been developed, managed, and abandoned in accordance with good mining practices and in compliance with all Applicable Laws, (iii) all future abandonment, remediation and reclamation obligations have been accurately disclosed in Company SEC Documents without omission of information necessary to make the disclosure not misleading, and (iv) all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Material Company Contract have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

     Section 4.23. Insurance. The Company maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Company Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To the Company’s knowledge, there is no material claim by the Company or any of its Subsidiaries pending under any of the material Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would be reasonably likely to have a Material Adverse Effect with respect to the Company.

     Section 4.24. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (i) the Company or one or more of its Subsidiaries is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted (such Intellectual Property which is owned or used by the Company or one of its Subsidiaries the “Company Intellectual Property” and such Proprietary Subject Matter the “Company-Used Proprietary Subject Matter”), free and clear of all Liens; (ii) there are no actions, suits, investigations or proceedings (or any basis therefor) pending, or to the Company’s knowledge, threatened, respecting the ownership, validity, enforceability or use of any Company Intellectual Property or Company-Used Proprietary Subject Matter, and to the knowledge of the Company, no facts or circumstances exist as a valid basis for same; (iii) the Company Intellectual Property has not been, and the Company has no reason to expect it to become, abandoned, cancelled or invalidated; (iv) the Company and its Subsidiaries have taken all reasonable actions to protect the Company Intellectual Property, including the Company Intellectual Property that is confidential in nature; (v) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate or make unauthorized use of (“Infringe”) any Intellectual Property of any Person, and no Person is currently Infringing the Company Intellectual Property; (vi) the Company’s IT Assets operate and perform in a manner that permits the Company and its material Subsidiaries to conduct their respective businesses in substantially the same manner as currently conducted and, to the knowledge of the Company, no person has gained unauthorized access to its IT Assets; and (vii) the Company and its material Subsidiaries have implemented backup and disaster recovery processes and practices with respect to the Company’s IT Assets consistent with industry practices.

     Section 4.25. Sale of Certain Subsidiary Shares. Neither the Company nor any of its Subsidiaries has any obligation under any Applicable Law or under any contract, agreement, understanding or arrangement to sell or offer to sell to any party any shares of any of its material Subsidiaries. Other than in respect of sales of minority interests for cash at fair market value, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority asserting that the Company or any of its Subsidiaries has any obligation under any Applicable Law or under any contract, agreement, understanding or arrangement to sell or offer to sell to any party any shares of any of its Subsidiaries.

     Section 4.26. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 912 of New York Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

     (b) The Company has taken all action necessary to render the Company Preferred Stock Purchase Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

     Subject to Section 11.05, except as set forth in the Parent Disclosure Letter or as disclosed in the Parent SEC Documents filed on or after December 31, 2005 and before the date of this Agreement, Parent represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the required approval of Parent’s stockholders in connection with the consummation of the Parent Stock Issuance and the Parent Charter Amendment, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of (i) shares of Parent Stock representing a majority of the votes cast by such holders is the only vote of the holders of any of Parent’s capital stock necessary in connection with the issuance of the Parent Stock Consideration in the Merger (the “Parent Stock Issuance”) and (ii) a majority of the outstanding shares of Parent Stock is the only vote of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Parent Charter Amendment (collectively, the “Parent Stockholder Approval”). This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

     (b) At a meeting duly called and held, Parent’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent’s stockholders and declared the Merger and this Agreement to be advisable, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) unanimously declared the advisability of and approved the Parent Charter Amendment and (iv) unanimously resolved to recommend that Parent’s stockholders grant the Parent Stockholder Approval (such recommendation, the “Parent Board Recommendation”).

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the New York Department of State and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) the filing of the Parent Charter Amendment with the Delaware Secretary of State, (iii) compliance with any applicable requirements of the HSR Act, the EC Merger Regulation and other Competition Laws, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

     Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii)

assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under (A) any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (B) any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

     Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of (i) 423,600,000 shares of Parent Stock and (ii) 50,000,000 preferred shares, par value $0.10 per share (“Parent Preferred Stock”), of which 1,100,000 shares are designated 5½% Convertible Perpetual Preferred Stock and 2,500,000 are designated Series A Participating Cumulative Preferred Stock. As of November 10, 2006, there were outstanding 196,942,871 shares, net of 112,961,136 treasury shares, of Parent Stock and 1,099,985 shares of 5½% Convertible Perpetual Preferred Stock. In addition to the outstanding shares, (a) 22,658,130 shares of Parent Stock are authorized for issuance upon conversion of the 5½% Convertible Perpetual Preferred Stock (not including the impact of the $1.50 per share supplemental common stock dividend declared on October 31, 2006 and payable December 29, 2006), (b) 229,053 shares of Parent Stock are authorized for issuance upon conversion of the 7% Convertible Senior Notes due 2011 (not including the impact, if any, of the $1.50 per share supplemental common stock dividend declared on October 31, 2006 and payable December 29, 2006), (c) 5,681,248 shares are authorized for issuance upon exercise of employee stock options (of which 488,123 were exercisable), and (d) 531,573 shares are authorized for issuance upon the vesting of employee restricted stock units. As of November 10, 2006, Parent also had 142,593 stock appreciation rights outstanding (of which 126,203 were exercisable) which are settled in cash upon exercise and 67,965 shares of phantom stock outstanding to be settled in cash. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any compensatory plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Parent Subsidiary or Affiliate owns any shares of capital stock of Parent. For each officer of Parent subject to Section 16 of the 1934 Act, Section 5.05 of the Parent Disclosure Letter contains a complete and correct list of each outstanding employee stock option to purchase shares of Parent Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Parent Stock subject thereto.

     (b) Except as set forth in this Section 5.05, and for changes since November 10, 2006 resulting from the issuance of shares of Parent Stock pursuant to the conversion of Parent Preferred Stock in accordance with the terms thereof, exercise of employee stock options, the issuance of Parent Stock or the payment of cash in accordance with the settlement of deferred share units and the grant of equity-based awards in the ordinary course of business consistent with past practices, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

     (c) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

     Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate, partnership or similar powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Each such Subsidiary is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. All Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act) of Parent and their respective jurisdictions of organization are identified in the Parent 10-K. Neither Parent nor its Subsidiaries directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than a Subsidiary of Parent).

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Parent or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

     Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) Parent has filed all reports, schedules, forms, statements, and other documents required to be filed by Parent with the SEC since January 1, 2003 pursuant to Sections 13(a) and 15(d) of the 1934 Act. Parent has made available to the Company (i) Parent’s annual reports on Form 10-K for its fiscal years ended December 31, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 5.07(a), collectively, the “Parent SEC Documents”). For the purposes of this Agreement, a document will be deemed available if it is accessible on-line through the SEC’s EDGAR system as of the date hereof. None of Parent’s Subsidiaries is required to file any other reports or documents with the SEC. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Parent SEC Documents.

     (b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the 1934 Act.

     (d) Parent and its Subsidiaries maintain a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company a summary of any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2003.

     (e) There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent. Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     (f) Since January 1, 2004, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

     Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any related notes thereto) of Parent included in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any unaudited interim financial statements), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 5.09. Disclosure Documents. The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of Parent and the shareholders of the Company, at the time of the Company Shareholder Approval, or at the time of the Parent Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by the Company or any of its representatives specifically for use or incorporation by reference therein.

     Section 5.10. Absence of Certain Changes. (a) Since the Parent Balance Sheet Date there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

     (b) Since the Parent Balance Sheet Date through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been:

     (i) any amendment of the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Parent;

     (ii) any splitting, combination or reclassification of any shares of capital stock of Parent or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Parent Subsidiary Securities, except for (A) the cashless exercise of Parent Stock Options in accordance with the terms thereof, (B) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (C) regular quarterly cash dividends with customary record and payment dates on the shares of Parent Stock not in excess of $0.3125 per share per quarter, (D) supplemental dividends authorized by the Board of Directors of Parent prior to the date of this Agreement and (E) purchases of Parent Stock pursuant to any open market share purchase program authorized by the Board of Directors of Parent;

     (iii) (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of any shares of any Parent Securities or Parent Subsidiary Securities, other than the issuance of (B) any shares of Parent Stock upon the exercise of any option to purchase shares of Parent Stock under any employee stock option or compensation plan or arrangement of Parent (each, a “Parent Stock Option”) in accordance with the terms of those options, (C) any Parent Subsidiary Securities to Parent or any other

Subsidiary, (D) amendment of any term of any Parent Security or any Parent Subsidiary Security (in each case, whether by merger, consolidation or otherwise, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder) and (E) shares of Parent Stock pursuant to the conversion of Parent Preferred Stock in accordance with the terms thereof;

     (iv) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by Parent or any of its Subsidiaries, except for those incurred in the ordinary course of business consistent with past practice;

     (v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any material business;

     (vi) any sale, lease, license (as licensor or licensee), assignment, encumbrance or other transfer in one transaction or any series of related transactions, of any material assets or material rights, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice;

     (vii) other than in the ordinary course of business consistent with past practice or in connection with actions permitted by Section 5.10(b)(iv), the making by Parent or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person;

     (viii) the creation, incurrence or assumption by Parent or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof other than (A) short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices or (B) in connection with the financing of the transactions contemplated by this Agreement;

     (ix) the entering into of (A) any copper hedging transactions or (B) any other hedging transactions other than in the ordinary course of business consistent with past practice;

     (x) (A) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect Parent, any of its Subsidiaries, the Surviving Corporation, the Company or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or

(B) the entering into, amendment or modification in any material respect or termination of any Material Parent Contract or waiver, release or assignment of any material rights, claims or benefits of Parent or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

     (xi) (A) With respect to any director, officer or employee of Parent or any of its Subsidiaries whose annual base salary exceeds $200,000, (1) the grant or increase of any severance or termination pay (or amendment of any existing severance pay or termination arrangement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder) or (2) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder), (B) any general increase in benefits payable under any existing severance or termination pay policies, (C) the establishment, adoption or amendment (except as required by Applicable Law or to address the application of Section 409A of the Code) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other similar benefit plan or arrangement or (D) any increase in compensation, bonus or other benefits payable to any employee of Parent or any of its Subsidiaries, other than, in the case of each of clauses (A)-(D), in the ordinary course of business consistent with past practice;

     (xii) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Parent Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or, to the knowledge of Parent, threats thereof by or with respect to such employees;

     (xiii) any change in Parent’s methods of accounting in any material respect, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

     (xiv) except as required by Applicable Law or any contract or other written agreement entered into prior to the date hereof, any material funding (or setting aside of material funds for the purpose of funding) of any non-qualified pension, environmental or other contingent liability; or

     (xv) any settlement, or offer or proposal to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against Parent or any of its Subsidiaries, (B) any stockholder litigation or dispute against Parent or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby.

     Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

     (a) liabilities or obligations fully reflected or reserved against in the Parent Balance Sheet or in the notes thereto;

     (b) liabilities or obligations disclosed in any Parent SEC Document filed after December 31, 2005 and prior to the date of this Agreement;

     (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date; and

     (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

     Section 5.12. Compliance with Laws and Court Orders; Permits. (a) Parent and each of its Subsidiaries is and has been, in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

     (b) Each of Parent and its Subsidiaries owns, possesses or has obtained, and is in compliance with, all Permits of or from any Governmental Authority necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

     Section 5.13. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. No judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator is outstanding against Parent or any of its Subsidiaries or their respective properties that has had or would reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 5.14. Finders’ Fees. Except for J.P. Morgan Securities Inc. (“J.P. Morgan”) and Merrill Lynch & Co. (“Merrill Lynch”), a copy of whose engagement agreement has been provided to the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 5.15. Opinion of Financial Advisor. Parent has received the opinions of J.P. Morgan and Merrill Lynch, financial advisors to Parent, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent from a financial point of view.

     Section 5.16. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent:

     (a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) Parent and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) or has withheld and timely remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

     (c) The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 1995 have been examined and closed or are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

     (e) During the five-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

     Section 5.17. Employee Benefit Plans. (a) No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Parent Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that will not have a Material Adverse Effect with respect to Parent, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Parent Employee Plan. Neither Parent nor any ERISA Affiliate of Parent has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of Parent or any of its Subsidiaries or the Company or any of its ERISA Affiliates after the Effective Time.

     (b) Each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter should be revoked or not be reissued. Each Parent Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Parent’s knowledge, no material events have occurred with respect to any Parent Employee Plan that could result in payment or assessment by or against Parent of any material excise taxes under the Code.

     (c) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining such Parent Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005.

     (d) All contributions and payments accrued under each Parent Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Parent Balance Sheet.

     (e) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Parent, threatened against or involving, any Parent Employee Plan before any Governmental Authority that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent.

     (f) Each Parent International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

     (g) None of the transactions contemplated hereby is considered to be a “change of control” for purposes of any Parent Employee Plan (as specifically defined in each such plan), and no employee or former employee of Parent or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive equity award) as a result of the transactions contemplated hereby.

     Section 5.18. Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent:

     (i) no written notice, notification, demand, request for information, citation, summons or order has been received by and no penalty has been assessed against Parent or any of its Subsidiaries relating to or arising out of any Environmental Law;

     (ii) no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent, is threatened by any Governmental Authority or other Person relating to Parent or any Subsidiary which allege a violation of, or liability under, any Environmental Law;

     (iii) Parent and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits; and

     (iv) there are no investigation or clean up liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under any Environmental Law or relating to any Hazardous Substance.

     Section 5.19. Agreements, Contacts and Commitments. Parent has disclosed to the Company (prior to the date hereof with respect to contracts existing on the date hereof) each material contract, agreement, arrangement or understanding to which Parent and each of its Subsidiaries is a party (each, a “Material Parent Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent, (i) each of the Material Parent Contracts is valid and in full force and effect, unamended, and (ii) neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Material Parent Contract, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Parent Contract, and neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms and conditions of any of the Material Parent Contracts. Neither Parent nor any Subsidiary of Parent is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.

     Section 5.20. Property and Title. Except for only such failures as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent, applying customary standards in the United States mining industry, each of Parent and its Subsidiaries has, to the extent necessary to permit the operation of their respective businesses as presently conducted: (a) sufficient title, clear of any title defect or Lien to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and (b) good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, mining claims, concessions or licenses from landowners or authorities permitting the use of land by Parent and its Subsidiaries. Parent and its Subsidiaries hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as disclosed in Parent SEC Documents, except to the extent that a failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent. Except for such failures of title or liens and royalty burdens that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent, all mineral rights held by Parent and its Subsidiaries are free and clear of all Liens and royalty burdens. None of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business and which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent.

     Section 5.21. Mineral Reserves and Resources. The estimated proven and probable mineral reserves disclosed in the Parent SEC Documents as of December 31, 2005 have been prepared and disclosed in all material respects in accordance with all Applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of Parent and its Subsidiaries, taken as a whole, from the amounts disclosed in Parent SEC Documents.

     Section 5.22. Operational Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent:

     (a) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Parent and its Subsidiaries have been properly and timely paid;

     (b) all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of Parent and its Subsidiaries have been duly paid, performed, or provided for prior to the date hereof;

     (c) all (i) mines where Parent or a Subsidiary of Parent is the operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-Applicable Laws, (ii) mines located in or on the lands of Parent or any Subsidiary, or lands pooled or unitized therewith, which have been abandoned by Parent or any Subsidiary, have been developed, managed, and abandoned in accordance with good mining practices and in compliance with all Applicable Laws, (iii) all future abandonment, remediation and reclamation obligations have been accurately disclosed in Parent SEC Documents without omission of information necessary to make the disclosure not misleading, and (iv) all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Material Parent Contract have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

     Section 5.23. Insurance. Parent maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Parent and its Subsidiaries (collectively, the “Parent Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To Parent’s knowledge, there is no material claim by Parent or any of its Subsidiaries pending under any of the material Parent Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would be reasonably likely to have a Material Adverse Effect with respect to Parent.

     Section 5.24. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent, (i) Parent or one or more of its Subsidiaries is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted (such Intellectual Property which is owned or used by Parent or one of its Subsidiaries the “Parent Intellectual Property” and such Proprietary Subject Matter the “Parent-Used Proprietary Subject Matter”), free and clear of all Liens; (ii) there are no actions, suits, investigations or proceedings (or any basis therefor) pending, or to Parent’s knowledge, threatened, respecting the ownership, validity, enforceability or use of any Parent Intellectual Property or Parent-Used Proprietary Subject Matter, and to the knowledge of Parent, no facts or circumstances exist as a valid basis for same; (iii) the Parent Intellectual Property has not been, and Parent has no reason to expect it to become, abandoned, cancelled or invalidated; (iv) Parent and its Subsidiaries have taken all reasonable actions to protect the Parent Intellectual Property, including the Parent Intellectual Property that is confidential in nature; (v) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as currently conducted does not Infringe any Intellectual Property of any Person, and no Person is currently Infringing the Parent Intellectual Property; (vi) the Parent’s IT Assets operate and perform in a manner that permits Parent and its material Subsidiaries to conduct their respective businesses in substantially the same manner as currently conducted and to the knowledge of Parent, no person has gained unauthorized access to its IT Assets; and (vii) Parent and its material Subsidiaries have implemented backup and disaster recovery processes and practices with respect to Parent’s IT Assets consistent with industry practices.

     Section 5.25. Aggregate Cash Consideration. Parent has or will have prior to the Effective Time available to it sufficient funds to deliver the aggregate Cash Consideration.

     Section 5.26. Contracts of Work. Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority that (i) Parent or any of its Subsidiaries is in default under the 1991 Contract of Work or the 1994 Contract of Work (each, a “Contract of Work”), (ii) any Contract of Work is deemed to be terminated, cancelled, void, voidable or without further force and effect or (iii) any Governmental Authority has enacted any Applicable Law that has modified or amended in any material respect the terms, provisions or practical implementation of any Contract of Work. There is no unresolved notice of breach or violation from any Governmental Authority in respect of any royalty, tax or reporting obligation in respect of any Contract of Work.

     Section 5.27. Sale of Certain Subsidiary Shares. Neither Parent nor any of its Subsidiaries has any obligation under any Applicable Law or under any contract, agreement, understanding or arrangement to sell or offer to sell to any party any shares of any of its material Subsidiaries, including P.T. Freeport Indonesia and P.T. Indocopper Investama. Other than in respect of sales of minority interests for cash at fair market value, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority asserting that Parent or any of its Subsidiaries has any obligation under any Applicable Law or under any contract, agreement, understanding or arrangement to sell or offer to sell to any party any shares of any of its Subsidiaries, including P.T. Freeport Indonesia and P.T. Indocopper Investama.

ARTICLE 6
COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted in this Agreement and except to the extent Parent shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts consistent with past practices to (i) preserve intact its present business organization, (ii) maintain in effect all of its material Permits, (iii) keep available the services of its directors, officers and key employees and (iv) preserve in all material respects its relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Letter, without the prior written consent of Parent, not to be unreasonably withheld or delayed, during the period from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

     (a) amend the Company’s articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

     (b) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) the cashless exercise of Company Stock Options in accordance with the terms thereof, (ii) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof and (iii) regular quarterly cash dividends with customary record and payment dates on the shares of Company Stock not in excess of $0.20 per share per quarter;

     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of the Company Stock (A) upon the exercise of Company Stock Options or in settlement of any deferred share units, in either case in accordance with the terms of the compensatory plans and other instruments governing the exercise of such Company Stock Options or the settlement of such deferred share units, (B) the grant of equity-based awards in the ordinary course of business consistent with past practices, and (C) the issuance of any Company Subsidiary Securities to the Company or any other Subsidiary, or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder);

     (d) incur any capital expenditures or any obligations or liabilities in respect thereof;

     (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business;

     (f) sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practices;

     (g) other than in connection with capital expenditures permitted in accordance with the terms of this Agreement, make any loans, advances or capital contributions to, or investments in, any other Person;

     (h) (i) create, incur or assume any indebtedness for borrowed money or guarantees thereof other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices, or (ii) prepay any material long-term indebtedness for borrowed money;

     (i) enter into any (i) any copper hedging transactions or (ii) any other hedging transactions other than in the ordinary course of business consistent with past practice;

     (j) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its

Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Material Company Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

     (k) (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual base salary exceeds $200,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder), (ii) generally increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law or to address the application of Section 409A of the Code) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other similar benefit plan or arrangement, (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, or (v) grant or make any equity-based awards, other than, in the case of each of clauses (ii)-(v), in the ordinary course of business consistent with past practice;

     (l) change the Company’s methods of accounting in any material respect, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

     (m) except as required by Applicable Law or any contract or other written agreement entered into prior to the date hereof, materially fund (or set aside any material funds for the purpose of funding) any pension, environmental or other contingent liability;

     (n) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

     (o) agree, resolve or commit to do any of the foregoing.

     Section 6.02. Tax Matters. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

     Section 6.03. Voting of Parent Stock. The Company shall vote all shares of Parent Stock beneficially owned by it or any of its Subsidiaries in favor of the Parent Stock Issuance and the Parent Charter Amendment at the Parent Stockholder Meeting.

     Section 6.04. Company Employee Plans. Within 30 days following the execution hereof, the Company shall provide Parent, with respect to each Company Employee Plan (other than a Multiemployer Plan), a true and complete copy of: (i) each written Company Employee Plan and any amendment thereto, a description of each unwritten Company Employee Plan and any trust agreements, insurance contracts or other arrangement pursuant to which assets are held for the purpose of funding benefits under such Company Employee Plan; (ii) the most recent annual report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; and (v) with respect to any Company Employee Plan that is intended to comply with the requirements of Section 401(a) of the Code, the most recent determination letter received with respect to such plan. Within 30 days following the execution hereof, the Company shall identify to Parent in writing each Company Employee Plan that provides for post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries (other than any such post-termination coverage maintained to comply with the requirements of Section 601 of ERISA).

ARTICLE 7
COVENANTS OF PARENT

     Parent agrees that:

     Section 7.01. Conduct of Parent. From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted in this Agreement and except to the extent the Company shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts consistent with past practices to (i) preserve intact its present business organization, (ii) maintain in effect all of its material Permits, (iii) keep available the services of its directors, officers and key employees and (iv) preserve in all material respects its relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 7.01 of the Parent Disclosure Letter, without the prior written consent of Parent, not to be unreasonably withheld or delayed, during the period from the date hereof until the Effective Time, Parent shall not, nor shall it permit any of its Subsidiaries to:

     (a) amend Parent’s articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

     (b) split, combine or reclassify any shares of capital stock of Parent or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Parent Subsidiary Securities, except for (i) the cashless exercise of Parent Stock Options in accordance with the terms thereof, (ii) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (iii) regular quarterly cash dividends with customary record and payment dates on the shares of Parent Stock not in excess of $0.3125 per share per quarter, (iv) supplemental dividends authorized by the Board of Directors of Parent prior to the date of this Agreement and (v) purchases of Parent Stock pursuant to any open market share purchase program authorized by the Board of Directors of Parent;

     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Parent Securities or Parent Subsidiary Securities, other than (A) the issuance of any shares of Parent Stock upon the exercise of Parent Stock Options that are outstanding on the date of this Agreement and issued after the date hereof in compliance with the terms of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) any Parent Subsidiary Securities to Parent or any other Subsidiary or (C) the issuance of shares of Parent Stock pursuant to the conversion of Parent Preferred Stock in accordance with the terms thereof or (ii) amend any term of any Parent Security or any Parent Subsidiary Security (in each case, whether by merger, consolidation or otherwise other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder);

     (d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those incurred in the ordinary course of business consistent with past practices;

     (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business;

     (f) sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practices;

     (g) other than in connection with capital expenditures permitted in accordance with the terms of this Agreement, make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

     (h) create, incur or assume any indebtedness for borrowed money or guarantees thereof other than (i) short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices, or (ii) in connection with the financing of the transactions contemplated by this Agreement;

     (i) enter into any (i) any copper hedging transactions or (ii) any other hedging transactions other than in the ordinary course of business consistent with past practice;

     (j) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Parent, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect Parent, any of its Subsidiaries, the Surviving Corporation, the Company or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Material Parent Contract or otherwise waive, release or assign any material rights, claims or benefits of Parent or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

     (k) (i) with respect to any director, officer or employee of Parent or any of its Subsidiaries whose annual base salary exceeds $200,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder), (ii) generally increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law or to address the application of Section 409A of the Code) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other similar benefit plan or arrangement, (iv) increase compensation, bonus or other benefits payable to any employee of Parent or any of its Subsidiaries, or (v) grant or make any equity-based awards, other than, in the case of each of clauses (i)-(v), in the ordinary course of business consistent with past practice;

     (l) change Parent’s methods of accounting in any material respect, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

     (m) except as required by Applicable Law or any contract or other written agreement entered into prior to the date hereof, materially fund (or set aside any material funds for the purpose of funding) any pension, environmental or other contingent liability;

     (n) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Parent or any of its Subsidiaries, (ii) any stockholder litigation or dispute against Parent or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

     (o) agree, resolve or commit to do any of the foregoing.

     Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.03. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

     Section 7.04. Director and Officer Liability. Parent shall and shall cause the Surviving Corporation, and Parent and the Surviving Corporation hereby agree, to do the following:

     (a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by New York Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified

Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

     (c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

     (d) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under New York Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     Section 7.05. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in the Parent Stock Issuance to be listed on the New York Stock Exchange, subject to official notice of issuance.

     Section 7.06. Employee Matters. (a) Subject to Applicable Law, until December 31, 2007 Parent shall and shall cause its Subsidiaries (including the Surviving Corporation) to provide to the employees of the Company and its Subsidiaries who are employees thereof as of the Effective Time (the “Company Employees”) compensation (other than equity-based compensation) and benefit plans substantially comparable in the aggregate to those provided to the Company Employees immediately prior to the Effective Time; provided that this Section 7.06(a) shall not apply to any employees represented by a union or employee association for purposes of collective bargaining. Notwithstanding the foregoing, Parent will continue all of the Company’s existing retirement plans (including but not limited to the Company’s defined benefit pension plans and Supplemental Retirement Plan) and savings plans (including but not limited to the Supplemental Savings Plan) until December 31, 2008.

     (b) Each Company Employee will receive service credit for all periods of employment with the Company or any of its Subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting and eligibility under any employee benefit plan in which such employee participates after the Effective Time, to the extent that such service was recognized under any analogous plan of such Company or Subsidiary in effect immediately prior to the Effective Time; provided that no such service credit for benefit accruals shall be given to the extent that such credit would result in a duplication of benefits.

     (c) If on or after the Effective Time, any Company Employee becomes covered under any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), other than the plan in which he or she participated immediately prior to the Effective Time (a “Prior Plan”), any such Successor Plan shall not include any restrictions or limitations with respect to any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and any eligible expenses incurred by such Company Employee and his or her covered dependents during the calendar year in which the Company Employee becomes covered under any Successor Plan shall be taken into account under any such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during a period in which the Company Employee or covered dependent was covered under a corresponding Prior Plan.

     (d) Except as otherwise specifically set forth above, nothing contained herein shall be construed as requiring Parent, its Affiliates, the Company or its Subsidiaries to continue any specific Company Employee Plan or Parent Employee Plan, or to continue the employment of any specific person. No Company Employee shall have any third party beneficiary rights under, or rights to any specific levels of compensation or benefits as a result of the application of this Section 7.06.

     (e) Within 30 days following the execution hereof, Parent shall provide the Company, with respect to each Parent Employee Plan (other than a Multiemployer Plan), a true and complete copy of: (i) each written Parent Employee Plan and any amendment thereto, a description of each unwritten Parent Employee Plan and any trust agreements, insurance contracts or other arrangement pursuant to which assets are held for the purpose of funding benefits under such Parent Employee Plan; (ii) the most recent annual report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; and (v) with respect to any Parent Employee Plan that is intended to comply with the requirements of Section 401(a) of the Code, the most recent determination letter received with respect to such plan. Within 30 days following the execution hereof, Parent shall identify to the Company in writing each Parent Employee Plan that provides for post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries (other than any such post-termination coverage maintained to comply with the requirements of Section 601 of ERISA).

     Section 7.07. Certain Corporate Governance Matters. Parent shall take all actions necessary so that at the Effective Time (a) the size of Parent’s Board of Directors shall be increased to sixteen and (b) three independent members of the Company’s Board of Directors as of the date hereof shall become members of Parent’s Board of Directors (it being understood that the identity of such three members shall be agreed upon by the Company and Parent prior to the Effective Time). Each such former member of the Company’s Board of Directors shall be nominated for election to Parent’s Board of Directors upon the expiration of his or her initial term of office as a director of Parent.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist the other party in doing, all things necessary, proper or advisable under Applicable Law to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The parties shall cooperate in all reasonable respects and will use reasonable best efforts to contest any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement.

     (b) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall make appropriate filings pursuant to applicable Competition Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act and an appropriate filing pursuant to the EC Merger Regulation, with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and, in the case of such Notification and Report Form pursuant to the HSR Act, in any event within 15 Business Days of the date hereof. Each of Parent and the Company shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Competition Laws and shall take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws as soon as practicable.

     (c) Each of the Company and Parent shall also use its reasonable best efforts to keep the other party reasonably informed, subject to ensuring that confidential competitively sensitive information is exchanged among outside counsel only, as to the status of the proceedings related to obtaining approvals under the HSR Act and any other Competition Laws, including providing such other party with copies of all material related applications and notifications, consulting with the other party to the extent practicable in advance of any meeting or conference with any Governmental Authority and receiving the prior written consent of the other party (such consent not to be unreasonably withheld or delayed) before agreeing to extend any waiting period under the HSR Act and any other Competition Laws or entering into any agreement with any Governmental Authority regarding any Competition Laws.

     (d) The Company shall use its reasonable best efforts to cooperate with Parent in its efforts to consummate the financing of the transactions contemplated by this Agreement. Such reasonable best efforts shall include, to the extent reasonably requested by Parent, (i) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda, preliminary offering memoranda, financial information and other materials to be used in connection with obtaining such financing, (iii) cooperation with the marketing efforts of Parent and its financing sources for such financing, including participation in management presentation sessions, “road shows” and sessions with rating agencies, (iv) providing assistance in obtaining any consents of third parties necessary in connection with such financing, (v) providing assistance in extinguishing existing indebtedness of the Company and its Subsidiaries and releasing liens securing such indebtedness, in each case to take effect at the Effective Time, (vi) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (vii) assisting Parent in obtaining legal opinions to be delivered in connection with such financing, (viii) assisting Parent in securing the cooperation of the independent accountants of the Company and its Subsidiaries, including with respect to the delivery of accountants’ comfort letters, and (ix) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the commitment letter relating to such financing within the time periods required thereby.

     Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03. Joint Proxy Statement; Registration Statement. (a) As promptly as practicable after the date hereof, the Company and Parent shall prepare and file the Joint Proxy Statement and the Registration Statement (in which the Joint Proxy Statement will be included) with the SEC. The Company and Parent shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 8.06, the Joint Proxy Statement shall include the recommendation of the Board of Directors of Parent in favor of approval of the Parent Stock Issuance and the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company and Parent shall cooperate with one another in setting a mutually acceptable date for the Company Shareholder Meeting and the Parent Stockholder Meeting, so as to enable them to occur, to the extent practicable, on the same date. The Company and Parent each shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders or shareholders, as the case may be, as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement and the Registration Statement and advise one another of any oral comments received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Joint Proxy Statement comply in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

     (b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of the Company and Parent will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed without the approval of both the Company and Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company and the stockholders of Parent.

     Section 8.04. Company Shareholder Meeting. (a) Subject to Section 8.06(b), the Company shall use its reasonable best efforts to cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be held as soon as reasonably practicable after the date hereof for the purpose of voting on the approval and adoption of this Agreement and the Merger.

     (b) Subject to Section 8.06(b), the Company (i) shall use its reasonable best efforts to obtain the Company Shareholder Approval, (ii) shall recommend to all holders of Company Stock that they vote in favor of this Agreement and the Merger and the other transactions contemplated hereby and (iii) shall not effect a Change in Recommendation.

     Section 8.05. Parent Stockholder Meeting. (a) Subject to Section 8.06(b), Parent shall use its reasonable best efforts to cause a meeting of its stockholders (the “Parent Stockholder Meeting”) to be held as soon as reasonably practicable after the date hereof for the purpose of voting on the Parent Stock Issuance and the Parent Charter Amendment.

     (b) Subject to Section 8.06(b), Parent (i) shall use its reasonable best efforts to obtain the Parent Stockholder Approval, (ii) shall recommend to all holders of Parent Stock that they vote in favor of this Agreement, the Parent Stock Issuance, the Parent Charter Amendment and the other transactions contemplated hereby and (iii) shall not effect a Change in Recommendation.

     Section 8.06. No Solicitation; Opportunity To Match. (a) Neither the Company nor Parent (each, a “No-Shop Party”) shall, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors), agent or Subsidiary of such No-Shop Party:

     (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information or permitting any visit to any facilities or properties of such No-Shop Party or any of its Subsidiaries, including any material mineral properties) any inquiries, proposals or offers regarding any Acquisition Proposal;

     (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal, provided that for greater certainty, such No-Shop Party may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when such No-Shop Party’s Board of Directors has so determined;

     (iii) withdraw, modify or qualify (or propose publicly to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to the other No-Shop Party, the approval or recommendation of such No-Shop Party’s Board of Directors or any committee thereof of this Agreement; or approve or recommend, or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 10 Business Days following the formal commencement of such Acquisition Proposal shall not be considered to be in violation of this Section 8.06(a)) (any such action by a No-Shop Party described in this clause (iii) being referred to herein as a “Change in Recommendation” of such No-Shop Party); or

     (iv) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

     (b) Notwithstanding Section 8.06(a) and any other provision of this Agreement, each No-Shop Party’s Board of Directors shall be permitted to: (i) make a Change in Recommendation in the circumstances permitted by Section 8.06(f) (in which case such No-Shop Party will have no further obligation under Section 8.04 or Section 8.05, as applicable) or Section 8.06(j) (in which case such No-Shop Party will have no further obligation under Section 8.04(b) or Section 8.05(b), as applicable); and/or (ii) engage in discussions or negotiations with, or provide information to, any Person in response to an Acquisition Proposal by any such Person, provided that (A) such No-Shop Party has received an unsolicited bona fide written Acquisition Proposal from such Person and such No-Shop Party’s Board of Directors has determined in good faith based on information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (B) prior to providing any confidential information or data to such Person in connection with such Acquisition Proposal, (x) such No-Shop Party’s Board of Directors receives from such Person an executed confidentiality agreement containing terms not materially less restrictive than those contained in the Confidentiality Agreement, provided that any such confidentiality agreement need not contain a “standstill” or similar provision unless the No-Shop Party so elects, and such No-Shop Party sends a copy of any such confidentiality agreement to the other No-Shop Party promptly upon its execution and promptly provides the other No-Shop Party a list of, or in the case of information that was not previously made available to the other No-Shop Party, copies of, any information provided to such Person, and (y) such No-Shop Party has complied in all material respects with Section 8.06(d).

     (c) Each No-Shop Party will cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any Person by such No-Shop Party or any of its Subsidiaries or any of its or their representatives or agents with respect to any Acquisition Proposal, whether or not initiated by such No-Shop Party, and, in connection therewith, each No-Shop Party will discontinue access to any data rooms (virtual or otherwise) and will request (and reasonably exercise all rights it has to require) the return or destruction of all information regarding such No-Shop Party and its Subsidiaries previously provided to any such Person or any other Person and will request (and reasonably exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any information regarding such No-Shop Party and its Subsidiaries. Neither No-Shop Party shall terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which such No-Shop Party or any of its Subsidiaries is a party with any other Person, other than to allow such Person to make and consummate a Superior Proposal.

     (d) From and after the date of this Agreement, each No-Shop Party shall promptly (and in any event within one Business Day) notify the other No-Shop Party, at first orally and then in writing, of any proposal or offer (or any amendment thereto) constituting an Acquisition Proposal, any request for representation on such No-Shop Party’s Board of Directors, or any request for non-public information relating to such No-Shop Party or any Subsidiary or material mineral property of such No-Shop Party relating to an Acquisition Proposal, of which such No-Shop Party’s directors, officers, representatives or agents are or became aware. Such notice shall include a description of the terms and conditions of, and the identity of the Person making such proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such written proposal or offer or amendment to such proposal or offer. Such No-Shop Party shall also provide such other details of the proposal or offer, or any amendment thereto, as the other No-Shop Party may reasonably request. Such No-Shop Party shall keep the other No-Shop Party promptly and reasonably informed of the status, including any change to the material terms, of any such proposal or offer, or any amendment thereto, and will respond promptly to all inquiries by the other No-Shop Party with respect thereto.

     (e) Each No-Shop Party shall ensure that its officers, directors, representatives, agents and legal and financial advisors, and its Subsidiaries and their officers, directors, representatives, agents and legal and financial advisors, are aware of the provisions of Section 8.06(a) to Section 8.06(d) hereof, and shall be responsible for any breach of such provisions by any of them or by any employee of such No-Shop Party or any of its Subsidiaries.

     (f) Neither No-Shop Party shall make any Change in Recommendation in respect of, or enter into any agreement relating to, an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 8.06(b)(ii)(B) above) unless:

     (i) the Acquisition Proposal constitutes a Superior Proposal;

     (ii) such No-Shop Party has provided the other No-Shop Party with notice in writing that there is a Superior Proposal together with all documentation detailing the Superior Proposal (including a copy of the confidentiality agreement between such No-Shop Party and the Person making the Superior Proposal if not previously delivered);

     (iii) at least three Business Days shall have elapsed from the date that the other No-Shop Party has received a copy of the written proposal in respect of the purported Superior Proposal (or any amendment or revision thereof);

     (iv) if the other No-Shop Party has proposed to amend the terms of this Agreement in accordance with Section 8.06(g), such No-Shop Party’s Board of Directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

     (v) such No-Shop Party’s Board of Directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; and

     (vi) prior to or simultaneously with entering into an agreement relating to such Superior Proposal (other than the aforesaid confidentiality agreement) such No-Shop Party shall have terminated this Agreement pursuant to Section 10.01(c)(iv) or 10.01(d)(iv), as applicable, and paid to the other No-Shop Party the Company Termination Fee or the Parent Termination Fee, as applicable.

     (g) Each No-Shop Party acknowledges and agrees that, during the three Business Day period referred to in Section 8.06(f)(iii), the other No-Shop Party shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement. Such No-Shop Party’s Board of Directors will review any proposal by the other No-Shop Party to amend the terms of this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether such proposal would result in the Acquisition Proposal not being a Superior Proposal compared to this Agreement, including such proposed amendments.

     (h) Nothing in this Agreement shall prevent a No-Shop Party’s Board of Directors from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

     (i) Each No-Shop Party acknowledges and agrees that each successive modification of the material terms of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 8.06.

     (j) Nothing in this Agreement shall prevent a No-Shop Party’s Board of Directors from making a Change of Recommendation in respect of any event, development, circumstance or state of affairs occurring after the date hereof but prior to the Company Shareholder Meeting or Parent Stockholder Meeting, as the case may be, if such Board of Directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties.

     (k) When used in this Agreement, the following terms shall have the following meanings:

     “Acquisition Proposal” means, in respect of either the Company or Parent, (i) any merger, consolidation, share exchange, business combination, amalgamation, consolidation, recapitalization, liquidation or winding-up in respect of such party; (ii) any sale or acquisition of 20% or more of the fair market value of the assets of such party on a consolidated basis; (iii) any sale or acquisition of 20% or more of such party’s shares of any class or rights or interests therein or thereto; (iv) any sale of any material interest in any material mineral properties; (v) any similar business combination or transaction, of or involving such party or any material Subsidiary, other than with the other party; or (vi) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than the other party; provided that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

     “Superior Proposal” means an unsolicited bona fide Acquisition Proposal made by a Third Party to the Company or Parent in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, consolidation, share exchange, business combination, amalgamation, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Company Stock (in the case of an Acquisition Proposal of which the Company is the subject) or the Parent Stock (in the case of an Acquisition Proposal of which Parent is the subject); (ii) that is reasonably capable of being completed, taking into account all legal, financial, regulatory (including antitrust and competition approvals) and other aspects of such proposal and the Third Party making such proposal; (iii) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the party that is the subject of such Acquisition Proposal, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), is reasonably likely to be obtained, (iv) that is not subject to any due diligence condition; and (v) in respect of which the Board of Directors of the party that is the subject of such Acquisition Proposal determines in good faith (after receipt of advice from its financial advisors with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to such party’s stockholders would be inconsistent with its fiduciary duties and (y) such Acquisition Proposal taking into account all of the terms and conditions thereof, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction more favorable to such party’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any amendment of this Agreement proposed by the other party pursuant to Section 8.06(g)), and taking into account the long-term value and synergies anticipated to be realized as a result of the combination of the Company and Parent.

     Section 8.07. Public Announcements. Parent and the Company shall consult with each other before, directly or through any representatives, issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call before such consultation. The initial press release of the parties with respect to this Agreement and the transactions contemplated hereby shall be a joint press release of the Company and Parent in the form that is mutually agreed.

     Section 8.08. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.09. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company and Parent shall and shall cause each of its Subsidiaries to (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party (but in no event shall such access include the right to perform physical examinations and to take samples of the soil, ground water, air, products or other areas as desired by such other party), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section 8.09 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this

Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

     Section 8.10. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

     (c) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Article 9 of this Agreement not to be satisfied; and

     (d) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause any condition set forth in Article 9 of this Agreement not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

     Section 8.11. Affiliates. As soon as reasonably practicable and in any event prior to the Company Shareholder Meeting, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. Thereafter, the Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, prior to the Company Shareholder Meeting in a customary form to be agreed upon by the parties for purposes of Rule 145 of the 1933 Act.

     Section 8.12. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

     Section 8.13. Control of Operations. Notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

ARTICLE 9
CONDITIONS TO THE MERGER

     Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) (i) the Company Shareholder Approval shall have been obtained in accordance with New York Law and (ii) the Parent Stockholder Approval shall have been obtained in accordance with Delaware Law and the applicable New York Stock Exchange rules and regulations;

     (b) no Applicable Law shall prohibit the consummation of the Merger;

     (c) (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, and (ii) the European Commission shall have taken a decision (or have been deemed to have taken a decision) under Article 6(1)(a) of the EC Merger Regulation or under 6(1)(b) of the EC Merger Regulation declaring the Merger compatible with the common market;

     (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

     (e) the shares of Parent Stock to be issued in the Parent Stock Issuance shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

     (f) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained, except for such actions or filings the failure of which to take, make or obtain would not reasonably be expected to have a Material Adverse Effect with respect to Parent following the Effective Time.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

     (b) there shall not have occurred and be continuing as of the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

     Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

     (b) there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to Parent; and

     (c) the three Company directors designated in accordance with Section 7.07(b) shall have been elected to serve on Parent’s Board of Directors effective as of the Effective Time.

ARTICLE 10
TERMINATION

     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if:

     (i) the Merger has not been consummated on or before August 31, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

     (ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; or

     (iii) (A) at the Parent Stockholder Meeting (including any adjournment or postponement thereof), the Parent Stockholder Approval shall not have been obtained, or (B) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained; or

     (c) by Parent, if:

     (i) the Board of Directors of the Company shall have effected a Change in Recommendation;

     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

     (iii) the Company shall have willfully and materially breached its obligations under Section 8.04 or 8.06; or

     (iv) Parent proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 8.06(f), provided that Parent has previously or concurrently will have paid to the Company the Parent Termination Fee; or

     (d) by the Company, if:

     (i) the Board of Directors of Parent shall have effected a Change in Recommendation;

     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

     (iii) Parent shall have willfully and materially breached its obligations under Section 8.05 or 8.06; or

     (iv) if the Company proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 8.06(f), provided that the Company has previously or concurrently will have paid to Parent the Company Termination Fee.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or shareholder, as the case may be, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.08, 11.09 and 11.10 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112
Attention: Dean T. Falgoust, Esq.
Facsimile No.: 504-582-1833

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Paul R. Kingsley
                 Marc O. Williams
Facsimile No.: (212) 450-3800

and to:

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170
Attention: L. Richards McMillan, II
                 Douglas N. Currault, II
Facsimile No.: (504) 582-8583

if to the Company, to:

Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004
Attention: S. David Colton, Esq.
Facsimile No.: (602) 366-7321

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Michael W. Blair
             Gregory V. Gooding
Facsimile No.: 212 909 6836

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

     Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.04 and 7.06.

     Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval, without the further approval of the Company’s shareholders, no such amendment or waiver shall be effective unless permitted by New York Law.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

     Section 11.04. Fees And Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b) Company Payments.

     (i) The Company shall pay to Parent in immediately available funds, within one Business Day after demand by Parent, the Company Termination Fee if (A) this Agreement is terminated by Parent pursuant to 10.01(c)(iii) or (B) this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), unless after the date hereof and prior to the Company Shareholder Meeting (x) a Material Adverse Effect has occurred with respect to Parent, and (y) the Company’s Board of Directors subsequently makes a Change of Recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties.

     (ii) The Company shall pay to Parent in immediately available funds, within one Business Day after demand by Parent, an amount equal to one-half of the Company Termination Fee if this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iii)(B), unless after the date hereof and prior to the Company Shareholder Meeting

(x) a Material Adverse Effect has occurred with respect to Parent and (y) the Company’s Board of Directors subsequently makes a Change of Recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties.

     (iii) The Company shall pay Parent in immediately available funds, within one Business Day after demand by Parent, the Company Termination Fee (or, if one-half of the Company Termination Fee was already paid or payable pursuant to Section 11.04(b)(ii), the remaining portion of the Company Termination Fee) if

     (A) this Agreement is terminated by the Company or Parent pursuant to (x) Section 10.01(b)(i) or (y) Section 10.01(b)(iii)(B) (except in the event that one-half of the Company Termination Fee was not payable pursuant to the terms of Section 11.04(b)(ii));

     (B) following the date hereof and prior to the End Date (in the case of a termination pursuant to Section 10.01(b)(i)) or the Company Shareholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)(B)), an Acquisition Proposal shall have been made with respect to the Company or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal with respect to the Company; and

     (C) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock; or (4) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Company Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole (or in any of clauses (1) through (4) the Company or any of its Subsidiaries shall have entered into any contract or agreement providing for such action).

     (iv) The Company shall pay Parent in immediately available funds, within one Business Day after demand by Parent, the Expenses of

Parent if this Agreement is terminated by Parent pursuant to Section 10.01(c)(ii).

     (v) The Company shall pay to Parent in immediately available funds the Company Termination Fee immediately prior to the termination of this Agreement by the Company pursuant to Section 10.01(d)(iv).

     (vi) The Company acknowledges that the agreements contained in this Section 11.04(b) are an integral part of the transactions contemplated by this Agreement, and that if the Company fails to pay in a timely manner the amounts due pursuant to this Section 11.04(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 11.04(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 11.04(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 11.04(b) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.

     (c) Parent Payments.

     (i) Parent shall pay to the Company in immediately available funds, within one Business Day after demand by the Company, the Parent Termination Fee if (A) this Agreement is terminated by the Company pursuant to 10.01(d)(iii), or (B) this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), unless after the date hereof and prior to the Parent Stockholder Meeting (x) a Material Adverse Effect has occurred with respect to the Company, and (y) Parent’s Board of Directors subsequently makes a Change of Recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties.

     (ii) Parent shall pay to the Company in immediately available funds, within one Business Day after demand by Parent, an amount equal to one-half of the Parent Termination Fee if this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iii)(A), unless prior to the Parent Stockholder Meeting and after the date hereof (x) a Material Adverse Effect has occurred with respect to the Company and (y) Parent’s Board of Directors subsequently makes a Change of Recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties.

     (iii) Parent shall pay the Company in immediately available funds, within one Business Day after demand by the Company, the Parent Termination Fee (or, if one-half of the Parent Termination Fee was already paid or payable pursuant to Section 11.04(c)(ii), the remaining amount of the Parent Termination Fee) if

     (A) this Agreement is terminated by the Company or Parent pursuant to (x) Section 10.01(b)(i) or (y) Section 10.01(b)(iii)(A) (except in the event that one-half of the Parent Termination Fee was not payable pursuant to the terms of Section 11.04(c)(ii));

     (B) following the date hereof and prior to the End Date (in the case of a termination pursuant to Section 10.01(b)(i)) or the Parent Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)(A)), an Acquisition Proposal shall have been made with respect to Parent or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal with respect to Parent; and

     (C) within 12 months following the date of such termination: (1) Parent merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of Parent and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Parent Stock; or (4) Parent adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Parent Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of Parent and its Subsidiaries, taken as a whole (or in any of clauses (1) through (4) Parent or any of its Subsidiaries shall have entered into any contract or agreement providing for such action).

     (iv) Parent shall pay the Company in immediately available funds, within one Business Day after demand by the Company, the Expenses of the Company if this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii).

     (v) Parent shall pay to the Company in immediately available funds the Parent Termination Fee immediately prior to the termination of this Agreement by Parent pursuant to Section 10.01(c)(iv).

     (vi) Parent acknowledges that the agreements contained in this Section 11.04(c) are an integral part of the transactions contemplated by this Agreement, and that if Parent fails to pay in a timely manner the amounts due pursuant to this Section 11.04(c) and, in order to obtain such payment, the Company makes a claim that results in a judgment against Parent for the amounts set forth in this Section 11.04(c), Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 11.04(c) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 11.04(c) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.

     (d) Defined Terms. For purposes of Sections 11.04(b) and (c), the following terms shall have the following meanings:

     “Company Termination Fee” means an amount equal to $750,000,000.

     “Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $40,000,000 in the aggregate, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the filing of any required notices under antitrust Applicable Laws or in connection with other regulatory approvals, and all other matters related to the transactions contemplated hereby (including the arrangement of, obtaining the commitment to provide or obtaining any financing for the transactions contemplated hereby).

     “Parent Termination Fee” means an amount equal to $375,000,000.

     Section 11.05. Disclosure Letters. Notwithstanding anything in this Agreement that may be deemed to the contrary,

     (a) any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only in each case if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Letter or the Parent Disclosure Letter as an

exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably expected to have a Material Adverse Effect with respect to the Company or Parent, as applicable; and

     (b) any information contained in any part of any Company SEC Document or of any Parent SEC Document shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the relevant party if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that information and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, provided that in no event shall any information contained in any part of any Company SEC Document or of any Parent SEC Document entitled “Risk Factors” or “Forward-Looking Statements” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of the Company or Parent that is contained in this Agreement.

     Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except (i) as provided in Section 7.04 and (ii) the right of the Company’s shareholders to receive shares of Parent Stock and cash as a result of the Merger and to recover, solely through an action brought by the Company, damages from Parent in the event of a willful or intentional breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of its shareholders (without duplication) shall be determined by reference to the total amount that would have been recoverable by the holders of the Company Stock if all such holders brought an action against Parent and were recognized as intended third party beneficiaries hereunder.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any attempted assignment in violation hereof shall be null and void.

     Section 11.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

     Section 11.09. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of New York or any state court located in the Borough of Manhattan in New York City, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.11. No Personal Liability. No director or officer of the Company shall have any personal liability whatsoever to Parent under this Agreement, or any other document delivered in connection with the Merger on behalf of the Company. No director or officer of Parent shall have any personal liability whatsoever to the Company under this Agreement, or any other document delivered in connection with the Merger on behalf of Parent.

     Section 11.12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.13. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

     Section 11.14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PHELPS DODGE CORPORATION

By:	/s/ Ramiro G. Peru

	Name:	Ramiro G. Peru
	Title:	Executive Vice President and Chief Financial Officer

FREEPORT-MCMORAN COPPER &
GOLD INC.

By:	/s/ Richard C. Adkerson

	Name:	Richard C. Adkerson
	Title:	President and Chief Executive Officer

PANTHER ACQUISITION
CORPORATION

By:	/s/ Richard C. Adkerson

	Name:	Richard C. Adkerson
	Title:	President